Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

PennyMac Mortgage Investment Trust

PennyMac Corp.

(Exact Name of Registrants as Specified in their Charters)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

PennyMac Mortgage Investment Trust

Debt	8.50% Senior Notes due 2028	Rules 457(o) and 457(r)	$57,500,000(2)	100% of principal amount	$57,500,000(2)	0.00011020	$6,336.50

PennyMac Corp.

Debt	Guarantees of 8.50% Senior Notes due 2028 (3)	Rule 457(n)	—	—	—	—	—

Total Offering Amounts					$57,500,000(2)		$6,336.50

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$6,336.50
(1)

The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the registrants’ Registration Statement on Form S-3 (Nos. 333-257114 and 333-257114-01), in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)

Includes $7,500,000 aggregate principal amount of 8.50% Senior Notes due 2028 that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional notes to cover over-allotment.

(3)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.